EXHIBIT 99.1


Date:     October 27, 2003
Contact:  Mendo Akdag, CEO

Phone:    (954) 979-5995
Fax:      (954) 971-0544

PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES SECOND QUARTER
FINANCIAL RESULTS - SALES OF $25.0 MILLION / NET INCOME OF $1.8
MILLION

Pompano Beach, Florida, October 27, 2003 - PetMed Express, Inc. (OTCBB: PETS) today announced results for the quarter ended September 30, 2003. Net sales were $25.0 million, compared to $14.2 million for the three months ended September 30, 2002, an increase of 76%. Net income was $1.8 million, or $.08 diluted per share, for the quarter, compared to net income of $205,000 or $.01 diluted per share, for the same quarter a year ago, an increase of 787%. Net sales for the six months ended September 30, 2003 were $55.4 million, compared to $29.1 million for the six months ended September 30, 2002, an increase of 91%. Net income was $3.3 million, or $.14 diluted per share, for the six month period, compared to net income of $1.1 million or $.05 diluted per share, for the same period a year ago, an increase of 194%.

Mendo Akdag, CEO, commented: "We are very pleased with our second quarter results, and proud to announce that we were able to exceed fiscal year 2003 sales, and equal fiscal year 2003 net income within the first six months of fiscal 2004. In addition to the increases in sales and profits for the quarter, our reorder sales increased 103%, from $6.4 million to $12.9 million for the three months ended September 30, 2002 and 2003, respectively. We also reported new customer growth of approximately 166,000 customers for the quarter, and approximately 49% of all orders were placed on our website for the quarter in comparison to 40% for the same period a year ago."

Added Mr. Akdag: "On August 28, 2003, we signed an amendment to our existing line of credit agreement, which extended our line of credit from $2,000,000 up to $5,000,000. This increase to our borrowing capacity will give us added financial flexibility in the future."

On Monday, November 10, 2003 at 5 p.m. Eastern Standard Time, Mr.
Akdag, CEO, will host a conference call to review the second quarter financial results of fiscal 2004. The associated quarterly filing will be issued before the market opens on November 10, 2003.

To access the call, which is open to the public, call (888) 790-1641 (toll free) 15 minutes prior to the scheduled start time. Callers will be required to supply EARNINGS as the passcode. Callers will be placed on hold with music until the call begins.

For those unable to participate in the live event, the call will be available for replay from 8 p.m. on November 10, 2003 until November 25, 2003 at 11:59 p.m. To access the replay, call (800)
925-4890 (toll free), and enter passcode 5500.

Founded in 1996, PetMed Express is America's largest pet pharmacy, delivering prescription and non-prescription pet medications, health and nutritional supplements at competitive prices through the PetMed Express catalog, customer service representatives, and on the Internet through its website at www.1800PetMeds.com.
-------------------


This press release may contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risk and uncertainties, including the Company's ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such "forward-looking" statements are set forth in Management's Discussion and Analysis or Plan of Operations in the PetMed Express Annual Report on Form 10-KSB for the year ended March 31, 2003.

For investment relations contact PetMed Express, Inc., Pompano
Beach, Mendo Akdag, CEO, 954-979-5995.


                               ###


                         99.1 page 1 - 2

              PETMED EXPRESS, INC. AND SUBSIDIARIES

                       FINANCIAL HIGHLIGHTS

           CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                           (UNAUDITED)


                                       Three Months Ended             Six Months Ended
                                           September 30,                September 30,
                                      2003          2002           2003          2002
                                  ------------  ------------   ------------  ------------
Sales                             $ 24,969,228  $ 14,229,702   $ 55,356,791  $ 29,060,457
Cost of sales                       14,745,824     8,029,410     33,328,504    16,597,663
                                    ----------    ----------     ----------    ----------

Gross profit                        10,223,404     6,200,292     22,028,287    12,462,794

Operating expenses:
  General and administrative         2,718,371     1,974,189      5,739,625     4,057,612
  Advertising                        4,443,980     3,832,241     10,952,970     6,639,421
  Depreciation and amortization        132,049        86,108        259,400       166,772
                                    ----------    ----------     ----------    ----------
 Total operating expenses            7,294,400     5,892,538     16,951,995    10,863,805

 Income from operations              2,929,004       307,754      5,076,292     1,598,989
                                    ----------    ----------     ----------    ----------

 Other income (expense):
   Interest expense                     (1,526)       (4,450)        (4,207)      (10,040)
   Interest income                       4,705         1,824          6,854         5,957
   Other, net                              378           952            986         3,287
                                    ----------    ----------     ----------    ----------
 Total other income (expense)            3,557        (1,674)         3,633          (796)
                                    ----------    ----------     ----------    ----------

 Income before provision for
   income taxes                      2,932,561       306,080      5,079,925     1,598,193

 Provision for income taxes          1,114,373       101,193      1,829,153       490,977
                                    ----------    ----------     ----------    ----------
 Net income                       $  1,818,188  $    204,887   $  3,250,772  $  1,107,216
                                    ==========    ==========     ==========    ==========

 Net income per common share:
   Basic                          $       0.09  $       0.01   $       0.17  $       0.07
                                    ==========    ==========     ==========    ==========
   Diluted                        $       0.08  $       0.01   $       0.14  $       0.05
                                    ==========    ==========     ==========    ==========

Weighted average number of
 common shares outstanding:
   Basic                            19,372,365    17,173,499     19,192,390    16,883,731
                                    ==========    ==========     ==========    ==========

   Diluted                          23,425,269    21,356,196     23,103,919    20,655,407
                                    ==========    ==========     ==========    ==========



                       BALANCE SHEET DATA

                                  September 30,    March 31,
                                      2003           2003
                                  -------------  ------------
                                   (Unaudited)
 Working capital                  $  8,111,544   $  3,017,641
 Total assets                       15,303,571      9,025,796
 Total liabilities                   4,788,826      3,433,108
 Total shareholders' equity         10,514,745      5,592,688


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